Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian Keogh
425.453.9400

ESTERLINE ANNOUNCES FISCAL 2012 THIRD QUARTER RESULTS

Year-over-year Revenue Growth Nearly 19%; Strong Fourth Quarter Expected

BELLEVUE, Wash., August 30, 2012 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace/defense markets, today reported third quarter 2012 (ended July 27) earnings from continuing operations of $35.1 million, or $1.12 per diluted share (EPS), on sales of $485.9 million, prior to a previously announced $52.2 million, or $1.69 per diluted share, non-cash charge against goodwill for its U.K.-based Racal Acoustics defense business. This compared with year-ago income from continuing operations of $37.7 million, or $1.21 per diluted share, on sales of $409.5 million. Including the goodwill charge, third quarter net loss from continuing operations was $17.1 million, or $0.55 per diluted share.

Brad Lawrence, Esterline’s Chief Executive Officer, said, “…we expect a rebound to finish the year as discrete events that impacted the third quarter are abating and improvements at our Avionics Systems, Control Systems, and Engineered Materials operations will contribute to a strong fourth quarter performance.” Lawrence added that “…our solid backlog positions the company to drive growth and capture additional profitability in fiscal 2013.”

As stated in the company’s preliminary third quarter announcement, full-year revenue is anticipated to range between $1.95 billion and $2.00 billion, representing growth of approximately 15% over fiscal 2011. Including anticipated fourth quarter diluted EPS of $1.60 to

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Page 2 of 6    Esterline Announces Third Quarter Results

$1.70, the company expects full-year EPS (excluding the goodwill charge) to be in the range of $4.90 to $5.00 per diluted share, compared with $4.27 a year ago.

Lawrence commented that, with respect to the company’s broader business, “…we’re well positioned to benefit from further strengthening in the commercial aerospace cycle and continue to increase our content on a number of key aircraft programs.” He added that stronger customer relationships and revenue synergies are continuing to develop following the integration of the Souriau acquisition into the company’s Sensors & Systems segment, saying “…increasingly, we are able to find ways to develop valuable, multi-pronged solutions for our customers using our complementary range of products.”

Lawrence reiterated his remarks from early August regarding the discrete issues currently affecting the company—including Lockheed’s F-35 Joint Strike Fighter inventory rebalancing initiative, and a slowdown in both Airbus A380 and T-6B production. He emphasized that all of these programs are expected to be back on track in the first part of the coming year.

With regard to Esterline’s overall defense business, Lawrence noted, “…our mix of new and retrofit programs with significant Esterline content, especially in international markets, should minimize the impact of the defense budget environment in the next fiscal year and beyond.” He added, “…just in the last few weeks we have received instructions to begin shipping product in early fiscal 2013 for two large and long-delayed international countermeasure orders.”

Gross margin as a percentage of sales was 35.4% in the third quarter compared with 35.1% in the prior-year period. Selling, general and administrative expenses were 18.9% of sales in the quarter compared with 18.7% last year. Lawrence said that the company’s focus on operational excellence and determination to be its customers’ best supplier, combined with the resumption of cockpit retrofit sales, will enable Esterline to continue to improve “…our operating margins and reach our goal of 15%.”

Research, development and engineering expense in the quarter was $27.2 million, or 5.6% of sales, compared with $23.1 million, or 5.6% of sales, a year ago. The company is continuing to hold R&D spending at a level that will support new programs as previously expensed programs begin to ramp into production.

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The company’s quarterly income tax rate before the goodwill charge was 16.5% compared with 6.9% for the third fiscal quarter of 2011, including a four percentage point tax benefit in the third quarter mainly due to a reduction in the U.K. corporate tax rates.

For the first nine months of fiscal 2012, excluding the goodwill charge, net income was $103.0 million, or $3.30 per diluted share, compared with $113.6 million, or $3.65 per diluted share last year. Including the charge, net income for the first nine months of fiscal 2012 was $50.9 million, or $1.63 per diluted share. Sales for the first nine months of fiscal 2012 were $1.46 billion, compared with $1.22 billion in the same period a year ago.

New orders for the first nine months of fiscal 2012 were $1.45 billion compared with $1.38 billion for the same period in 2011, a 5% year-over-year increase. Backlog was $1.24 billion at July 27, 2012, compared with $1.26 billion at the end of the prior-year period.

Conference Call Information

The company will hold a conference call to discuss this announcement today, August 30, at 5:00 pm EDT. The call can be accessed by dialing 800-901-5247 from within the United States or 617-786-4501 outside of the U.S. and using this participant passcode: 55640693. A replay of the call will be available for one week by dialing 888-286-8010 or 617-801-6888 and using this passcode: 38299814.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	Jul 27, 2012	Jul 29, 2011	Jul 27, 2012	Jul 29, 2011
Segment Sales
Avionics & Controls	$195,059	$208,021	$569,656	$632,020
Sensors & Systems	171,603	88,605	527,958	250,841
Advanced Materials	119,287	112,886	364,048	332,727

Net Sales	485,949	409,512	1,461,662	1,215,588
Cost of Sales	313,853	265,973	946,962	778,980

	172,096	143,539	514,700	436,608
Expenses
Selling, general and administrative	91,869	76,418	285,516	214,919
Research, development and engineering	27,198	23,075	83,138	63,945
Gain on settlement of contingency	—	—	(11,891)	—
Goodwill impairment	52,169	—	52,169	—
Other income	(1,263)	(6,366)	(1,263)	(6,366)

Total Expenses	169,973	93,127	407,669	272,498

Operating Earnings From Continuing Operations	2,123	50,412	107,031	164,110
Interest income	(109)	(658)	(320)	(1,428)
Interest expense	12,159	10,286	35,171	28,381
Loss on extinguishment of debt	—	—	—	831

Income (Loss) From Continuing Operations Before Income Taxes	(9,927)	40,784	72,180	136,326
Income Tax Expense	6,963	2,821	20,677	22,323

Income (Loss) From Continuing Operations Including Noncontrolling Interests	(16,890)	37,963	51,503	114,003
Income Attributable to Noncontrolling Interests	(214)	(222)	(628)	(328)

Income (Loss) From Continuing Operations	(17,104)	37,741	50,875	113,675
Loss From Discontinued Operations, Net of Tax	—	(46)	—	(75)

Net Earnings (Loss)	$(17,104)	$37,695	$50,875	$113,600

Earnings (Loss) Per Share – Basic:
Continuing Operations	$(.55)	$1.23	$1.66	$3.73
Discontinued Operations	.00	.00	.00	.00

Earnings (Loss) Per Share – Basic	$(.55)	$1.23	$1.66	$3.73

Earnings (Loss) Per Share – Diluted:
Continuing Operations	$(.55)	$1.21	$1.63	$3.65
Discontinued Operations	.00	.00	.00	.00

Earnings (Loss) Per Share – Diluted	$(.55)	$1.21	$1.63	$3.65

Weighted Average Number of Shares Outstanding – Basic	30,835	30,579	30,712	30,475
Weighted Average Number of Shares Outstanding – Diluted	30,835	31,260	31,266	31,144

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income (Loss) from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Nine Months Ended
	Jul 27, 2012	Jul 29, 2011	Jul 27, 2012	Jul 29, 2011
Segment Sales
Avionics & Controls	$195,059	$208,021	$569,656	$632,020
Sensors & Systems	171,603	88,605	527,958	250,841
Advanced Materials	119,287	112,886	364,048	332,727

Net Sales	$485,949	$409,512	$1,461,662	$1,215,588

Income (Loss) From Continuing Operations
Avionics & Controls	$(25,611)[1]	$28,604	$12,7031	$104,523
Sensors & Systems	18,305	10,764	49,830	33,403
Advanced Materials	17,293	18,797	66,526	57,044

	9,987	58,165	129,059	194,970

Corporate expense	(9,127)	(14,119)	(35,182)	(37,226)
Other income	1,263	6,366	1,263	6,366
Gain on settlement of contingency	—	—	11,891	—
Interest income	109	658	320	1,428
Interest expense	(12,159)	(10,286)	(35,171)	(28,381)
Loss on extinguishment of debt	—	—	—	(831)

Income (Loss) From Continuing Operations
Before Income Taxes	$(9,927)	$40,784	$72,180	$136,326

[1]	Includes a $52.2 million charge against goodwill of Racal Acoustics.

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Jul 27, 2012	Jul 29, 2011
Assets
Current Assets
Cash and cash equivalents	$213,073	$207,838
Cash in escrow	5,014	5,000
Accounts receivable, net	333,815	364,303
Inventories	410,515	444,771
Income tax refundable	10,409	7,086
Deferred income tax benefits	46,078	49,342
Prepaid expenses	23,872	21,752
Other current assets	2,651	13,924

Total Current Assets	1,045,427	1,114,016

Property, Plant and Equipment, Net	355,051	340,453

Other Non-Current Assets
Goodwill	1,076,874	1,190,506
Intangibles, net	608,416	728,642
Debt issuance costs, net	9,294	11,177
Deferred income tax benefits	88,208	93,276
Other assets	18,756	21,200

	$3,202,026	$3,499,270

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$109,936	$125,079
Accrued liabilities	268,889	289,630
Credit facilities	127	—
Current maturities of long-term debt	12,521	13,174
Deferred income tax liabilities	3,503	22,335
Federal and foreign income taxes	13,713	11,415

Total Current Liabilities	408,689	461,633

Long-Term Liabilities
Credit facilities	300,000	395,000
Long-term debt, net of current maturities	619,753	675,290
Deferred income tax liabilities	208,702	255,534
Pension and post-retirement obligations	89,770	91,072
Other liabilities	34,180	20,161

Total Shareholders’ Equity	1,540,932	1,600,580

	$3,202,026	$3,499,270